Exhibit 4.14
Share Transfer Agreement
Transferor (“Party A”): FENG Lei
Transferee (“Party B”): Beijing Run An Information Consultancy Company Limited
According to the articles of incorporation of Beijing Qian Cheng Si Jin Advertising Company Limited and Party A’s request, Party A and Party B each agree to sign this Share Transfer Agreement on November 12, 2007, in Room 704 of Global Trade Center Building B, located on No. 36 North Third Circle Road (E), Dong Cheng District, Beijing.
Party A will transfer all the equity interest he possesses in Beijing Qian Cheng Si Jin Advertising Company Limited in the amount RMB1,300,000, which is equal to 87% of the registered capital, to Party B.
Upon the date that both Parties have signed this Agreement, the share ownership transfer transaction shall be completed. Party A shall bear the creditor rights and debt obligations before the transfer and Party B shall bear the creditor rights and debt obligations occurred after the transfer.

Party A (signature):	Party B (signature):

/s/ FENG Lei	[Company Seal of Beijing Run An Information Consultancy Co., Ltd.]
November 12, 2007